EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson	Michael Newman	Erin Patterson
Executive Vice President and	Investor Relations	Public Relations Manager
Chief Financial Officer	StreetConnect, Inc.	LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc.	800-654-3517	503-262-0110 ext. 1393
503-262-0110 ext. 1331	BOOT@stct.com	epatterson@lacrossefootwear.com
LACROSSE FOOTWEAR REPORTS
FOURTH QUARTER AND YEAR END RESULTS
2007 Sales increase 10% and Earnings increase 15%;
Record Annual Gross Margins and Profits
Portland, Ore.—January 29, 2008 — LaCrosse Footwear, Inc. (Nasdaq: BOOT), a leading provider of branded work and outdoor footwear, today reported results for the fourth quarter and full year ended December 31, 2007.
For the fourth quarter of 2007, LaCrosse reported consolidated net sales of $32.7 million, up 3% from $31.7 million in the fourth quarter of 2006. For the full year 2007, consolidated net sales were $118.2 million, up 10% from $107.8 million in 2006.
Net income was $2.4 million or $0.38 per diluted share in the fourth quarter of 2007, up 8% from $2.2 million or $0.36 per diluted share in the fourth quarter of 2006. For the full year 2007, net income was $7.3 million or $1.15 per diluted share, up 15% from $6.3 million or $1.02 per diluted share in 2006.
Sales to the work market were $17.2 million for the fourth quarter of 2007, up 8% from $16.0 million for the same period of 2006. For the full year 2007, sales to the work market were $60.9 million, up 11% from $54.7 million in 2006. For the year, the growth in work market sales reflects continued penetration into a variety of general and specialized work boot markets.
Sales to the outdoor market were $15.4 million for the fourth quarter of 2007, down 2% from $15.7 million for the same period of 2006. During the fourth quarter of 2007, sales of outdoor boots were adversely impacted by unfavorable weather conditions in the first two months of the period. For the full year of 2007, sales to the outdoor market were $57.3 million, up 8% from $53.1 million in 2006. For the year, the growth in outdoor market sales primarily reflects increased penetration into the rugged outdoor boot markets.
The Company continued to maintain strong gross margins. For the fourth quarter of 2007, its gross margin was 40.1% of net sales, up from 39.6% or 50 basis points in the same period of 2006. For the full year of 2007, the Company’s gross margin was 39.7% of net sales, up from 39.2% or 50 basis points in 2006.

LaCrosse’s total operating expenses were $9.3 million or 28.6% of net sales in the fourth quarter of 2007, compared to $9.2 million or 29.0% of net sales in the fourth quarter of 2006. This represents the third consecutive quarter of sales growth exceeding operating expense growth. At the same time, the Company continued to increase its investment in its sales and marketing efforts.
At the end of 2007, LaCrosse had cash and cash equivalents of $15.4 million, up 21% from the end of 2006. LaCrosse’s inventory at the end of 2007 increased 23% from the end of 2006, reflecting slower than expected sales due to the unfavorable weather conditions in the first half of the fourth quarter of 2007. The Company expects to see its inventory levels decline during the first half of 2008.
“Overall, 2007 was a good year for LaCrosse,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear, Inc. “Our sales and earnings growth continued to be driven by the success of our new product lines and our ability to meet at-once demand. We achieved record annual gross margins and profits, and we continued to improve our cash position and leverage our operating expenses while investing in growing our business. For the fourth quarter, we are pleased with our execution and financial performance, despite the unseasonably warm weather conditions which impacted our sales throughout October and November.”
“Moving into 2008, we continue to focus on further penetration into niche work market segments that are less impacted by retail spending, including railroad, oil production, mining and other occupations where our products are seen as critical tools for the job. After a successful 2007, LaCrosse is well positioned to continue to capture market share and capitalize on opportunities for sustainable and profitable growth in 2008 and beyond.”
LaCrosse will host a conference call today, January 29, 2008, to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.lacrossefootwearinc.com under “Investor Events” or by calling 800-218-9073 or +1 303-262-2139. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 1105041). A replay will also be available on the Company’s Web site.
About LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are distributed domestically through a nationwide network of specialty retailers and distributors, and internationally through distributors and retailers in Asia, Europe and Canada. Work customers include people in law enforcement, agriculture, firefighting, construction, industry, military services and other occupations that need high-performance and protective footwear as a critical tool for the job. Outdoor customers include people active in hunting, outdoor cross training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.

Forward-Looking Statements
All statements, other than statements of historical facts, included in this release, including without limitation, statements regarding our future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue,” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this release are based on information presently available to our management. Although we believe that the expectations reflected in forward-looking statements have a reasonable basis, we can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. These risks and uncertainties include, but are not limited to:
•	A decline in consumer spending due to unfavorable economic and consumer credit conditions could hinder our product revenues and earnings.

•	Our business is substantially affected by the weather, and sustained periods of warm and/or dry weather can negatively impact our sales. Such weather conditions may also negatively affect our inventory levels and subsequent period sales.

•	We conduct a significant portion of our manufacturing activities and a certain portion of our net sales occurs outside the U.S., and, therefore, we are subject to the risks of international commerce.

•	The majority of our third party manufacturers are concentrated in China. Any adverse political, or governmental relations, including duties, and quotas, internally within China or externally with the United States could result in material adverse disruptions in our supply of product to customers.

•	Our product costs are subject to risks associated with foreign currency fluctuations (particularly with respect to the Euro and Chinese Renminbi), oil price increases and higher foreign domestic labor costs. If we are unable to sufficiently increase our selling prices to offset such product cost increases, our revenues and earnings would be negatively impacted.

•	If we do not accurately forecast consumer demand, we may have excess inventory to liquidate or have greater difficulty filling our customers’ orders, either of which could adversely affect our business.

•	The continued consolidation of domestic retailers, and their capital requirements to fund growth, increases and concentrates our credit risk.

•	Our international sales are dependent on a limited number of distributors. These distributors have limited capital to fund growth, which increases and concentrates our credit risk. These foreign distributors may terminate their operations or their relationships with us.

•	Because we depend on third party manufacturers, we face challenges in maintaining a timely supply of goods to meet sales demand, and we may experience delay or interruptions in our supply chain, and any shortfall or delay in the supply of our products may decrease our sales and have an adverse impact on our customer relationships.

•	Failure to efficiently import foreign sourced products could result in decreased margins, cancelled orders and unanticipated inventory accumulation.

•	Labor disruptions or disruptions due to natural disasters or casualty losses at one of our three distribution facilities or our domestic manufacturing facility could have a material adverse effect on our operations.

•	Our financial success may be limited by the strength of our relationships with our retail customers and by the success of such retail customers.

•	We face significant competition and if we are unable to compete effectively, sales of our products may decline and our business could be harmed.
You should consider these important factors in evaluating any statement contained in this release and/or made by us or on our behalf. For more information concerning these factors and other risks and uncertainties that could materially affect our consolidated financial results, please refer to Part I, Item 1A – Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as may be updated or amended in our 2007 quarterly reports on Form 10-Q, which information is incorporated herein by reference. The Company undertakes no obligation to update or revise forward-looking statements to reflect the occurrence of future events or circumstances.

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
Net sales	$32,683	$31,735	$118,179	$107,798
Cost of goods sold	19,568	19,176	71,273	65,502

Gross profit	13,115	12,559	46,906	42,296
Operating expenses	9,343	9,217	35,923	33,462

Operating income	3,772	3,342	10,983	8,834
Non-operating income (expense)	27	(27)	289	88

Income before income taxes	3,799	3,315	11,272	8,922
Income tax provision	1,390	1,090	3,972	2,578

Net income	$2,409	$2,225	$7,300	$6,344

Net income per common share:
Basic	$0.39	$0.37	$1.20	$1.05
Diluted	$0.38	$0.36	$1.15	$1.02

Weighted average number of common shares outstanding:
Basic	6,111	6,037	6,087	6,022
Diluted	6,396	6,240	6,357	6,213

Supplemental Product Line Information
Work Market Sales	$17,235	$16,013	$60,893	$54,660
Outdoor Market Sales	15,448	15,722	57,286	53,138

	$32,683	$31,735	$118,179	$107,798

LaCrosse Footwear, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	December 31,	December 31,
	2007	2006
Assets:
Current Assets:
Cash and cash equivalents	$15,385	$12,702
Trade accounts receivable, net	22,593	19,912
Inventories	27,131	22,038
Prepaid expenses and other	1,068	987
Deferred tax assets	1,201	1,223

Total current assets	67,378	56,862

Property and equipment, net	4,963	5,442
Goodwill	10,753	10,753
Other assets	453	476

Total assets	$83,547	$73,533

Liabilities and Share holders’ Equity:
Current Liabilities:
Accounts payable	$7,456	$5,427
Accrued compensation	3,324	3,183
Other accruals	1,982	1,575

Total current liabilities	12,762	10,185

Long-term debt	394	506
Deferred revenue	131	169
Compensation and benefits	1,993	4,041
Deferred tax liabilities	2,282	1,288

Total liabilities	17,562	16,189

Total shareholders’ equity	65,985	57,344

Total liabilities and shareholders’ equity	$83,547	$73,533

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	December 31,	December 31,
	2007	2006
Cash flows from operating activities:
Net income	$7,300	$6,344
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,761	1,662
Loss on disposal of property and equipment	97	46
Stock-based compensation expense	549	508
Deferred income taxes	586	565
Changes in assets and liabilities:
Trade accounts receivable	(2,681)	(3,228)
Inventories	(5,093)	2,827
Accounts payable	2,029	25
Accrued expenses and other	(22)	1,102

Net cash provided by operating activities	4,526	9,851

Cash flows from investing activities:
Purchases of property and equipment	(1,508)	(4,089)
Proceeds from sale of property and equipment	2	—

Net cash used in investing activities	(1,506)	(4,089)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	562
Proceeds from exercise of stock options	577	265
Cash dividends paid	(914)	—

Net cash provided by (used in) financing activities	(337)	827

Net increase in cash and cash equivalents	2,683	6,589

Cash and cash equivalents:
Beginning of period	12,702	6,113

End of period	$15,385	$12,702

END OF FILING